Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment no. 3) of our report dated June 30, 2023, except for Note 3 which is dated August 7, 2023, with respect to the audited financial statements of Nova Vision Acquisition Corp. (the “Company”) as of December 31, 2022 and for the year ended December 31, 2022, and the period from March 18, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 30, 2023